EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-30280) pertaining to the iParty Corp. 1998 Incentive and Non-qualified Stock Option Plan and the Registration Statement (Form S-8 No. 333-104127) pertaining to the Amended and Restated 1998 Incentive and Non-qualified Stock Option Plan of iParty Corp. of our report dated February 24, 2004, with respect to the consolidated financial statements of iParty Corp. included in the Annual Report (Form 10-K) for the year ended December 27, 2003.

/s/ Ernst & Young LLP

Boston Massachusetts
March 24, 2004